Exhibit 99.1

Amarin Corporation plc

One New Change

London EC4M 9AF, England

Dear Sirs,

Re:	Resignation from directorship of Amarin Corporation plc

I write to confirm my resignation, effective as of 12:00 a.m. (Eastern time) on December 20, 2016, from the board of directors (including any committees thereof) of Amarin Corporation plc, a public limited company incorporated under the laws of England and Wales (“Amarin”), and all positions as an officer or member of the board of directors (including any committees thereof) of any subsidiary of Amarin.

I instruct and irrevocably authorize you, as my agent, to convey and effect such resignation by sending a copy of this letter to the board of directors of Amarin.

I further confirm that I have no cause of action against Amarin or any of its associated or subsidiary companies or its or their respective officers or employees, arising from or connected with the above resignation.

It has been a pleasure to serve on the board of Amarin and I wish the company much success and continued progress.

Yours faithfully,

James I. Healy, M.D., Ph.D.

Date: December 14, 2016